Exhibit 99.5

WESTERN DIGITAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

On March 8, 2012 (the “Closing Date”), Western Digital Corporation (“the Company” or “WDC”), through Western Digital Ireland (“WDI”), its indirect wholly-owned subsidiary, completed the acquisition (the “Acquisition”) of all the issued and outstanding paid-up share capital of Viviti Technologies Ltd., until recently known as Hitachi Global Storage Technologies Holdings Pte. Ltd. (“HGST”), from Hitachi Ltd. (“Hitachi”), pursuant to a Stock Purchase Agreement, dated March 7, 2011 (“SPA”). HGST is a developer and manufacturer of storage devices. As a result of the Acquisition, HGST became an indirect wholly-owned subsidiary of the Company. The preliminary, aggregate purchase price of the Acquisition was approximately $4.7 billion, which was paid on the Closing Date and funded with $3.7 billion of existing cash and cash from new debt, as well as 25 million newly issued shares of the Company’s common stock with a fair value of $877 million. The cash portion of the purchase price is subject to a post-closing adjustment (an increase or a decrease) that has not been determined for changes in the working capital of HGST, outstanding debt of HGST and its subsidiaries as of the Closing Date and certain other payments and expenses. The purchase price consideration included preliminary estimates of the working capital assets acquired and liabilities assumed, and therefore, may be adjusted when finalized.

In connection with the regulatory approval process for the Acquisition, the Company announced on February 28, 2012 that it had reached an agreement with Toshiba Corporation (“Toshiba”), subject to regulatory approval, to divest certain assets related to the production of 3.5-inch hard drives to address the requirements of regulatory agencies that had conditionally approved the Acquisition. In addition, subject to completion of the divestiture transaction, the Company agreed to the purchase of Toshiba Storage Device (Thailand) Company Limited (“TSDT”) by WDI. The net assets of TSDT consist primarily of real estate and receivables. The divestiture transaction and the acquisition of TSDT are not expected to have a material impact on the Company’s consolidated financial statements. This divestiture transaction has received all required regulatory approvals and must be completed within the time periods agreed upon with the jurisdictions whose approval of the Acquisition was conditioned on the divestiture, subject to any extensions that are obtained. This divestiture transaction is reflected in the pro forma adjustments below. The anticipated purchase of TSDT did not have an impact on the unaudited pro forma condensed combined financial statements.

In addition, in connection with the regulatory approval process for the Acquisition, the Company agreed to certain conditions required by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”), including adopting measures to maintain HGST as a competitor until MOFCOM agrees otherwise (with the minimum period being two years). The Company is working closely with MOFCOM to finalize an operations plan that is expected to outline in more detail the conditions of this requirement.

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of WDC and HGST after giving effect to the Acquisition using the acquisition method of accounting and the divestiture of certain assets to Toshiba by applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statements of income for the fiscal year ended July 1, 2011 and for the nine months ended March 30, 2012 are presented as if the Acquisition and divestiture transaction had closed on July 3, 2010. You should read this information in conjunction with the following:

•	accompanying notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements;

•

audited consolidated financial statements of WDC as of July 1, 2011 and July 2, 2010, and for each of the years in the three-year period ended July 1, 2011, included in WDC’s Form 10-K for the year ended July 1, 2011;

•

unaudited condensed consolidated interim financial statements of WDC as of March 30, 2012, and for the three and nine months ended March 30, 2012 and April 1, 2011, included in WDC’s Quarterly Report on Form 10-Q for the period ended March 30, 2012;

•

audited consolidated financial statements of HGST as of December 31, 2009 and 2010, and for each of the three years in the period ended December 31, 2010, which are filed with this Current Report on Form 8-K; and,

•

unaudited condensed consolidated financial statements of HGST as of September 30, 2011, and for the three and nine months ended September 30, 2011 and 2010, which are filed with this Current Report on Form 8-K.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Acquisition and related divestiture transaction had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon currently available information and certain assumptions that management believes are reasonable.

The unaudited pro forma condensed combined financial statements do not include the effects of any nonrecurring charges and related tax effects that resulted from the Acquisition but will be included within income during the twelve months following the Closing Date.

The Company identified and recorded the assets acquired and liabilities assumed at their estimated fair values at the Closing Date, and allocated the remaining value of approximately $1.7 billion to goodwill. The values assigned to certain acquired assets and liabilities are preliminary, are based on information available as of the date of these unaudited pro forma condensed combined financial statements, and may be adjusted as further information becomes available during the measurement period of up to 12 months from the date of the Acquisition. Additional information that may become available and may result in changes in the values allocated to various assets and liabilities, including, but is not limited to, unidentified claims from suppliers or other contingent obligations, the amounts required to settle them, the progress or outcomes of various litigation, pension plans and income taxes. Any changes in the fair values of the assets acquired and liabilities assumed during the measurement period may result in material adjustments to goodwill.

WDC and HGST have different fiscal year ends. WDC’s fiscal year ends on the Friday closest to June 30 and HGST’s fiscal year ends on December 31. As such, HGST’s historical results have been recast to more closely conform to the periods presented for WDC, including the twelve months ended July 1, 2011 and the period from July 2, 2011 through the Closing Date.

WESTERN DIGITAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended July 1, 2011

(in millions, except per share data)

	Year Ended Jul. 1, 2011 Western Digital	Four Quarters Ended Jun. 30, 2011 HGST	Pro Forma Adjustments			Pro Forma Combined
Revenue, net	$9,526	$5,872	$—			$15,398
Cost of revenue	7,735	4,514	177	(a	)	12,426

Gross margin	1,791	1,358	(177)			2,972

Operating expenses:
Research and development	703	661	(9)	(b	)	1,355
Selling, general and administrative	307	298	12	(c	)	617
Restructuring	—	6	—			6

Total operating expenses	1,010	965	3			1,978

Operating income	781	393	(180)			994
Other income (expense):
Interest income	9	—	—			9
Interest and other expense	(10)	(2)	(44)	(d	)	(56)

Total other expense, net	(1)	(2)	(44)			(47)

Income before income taxes	780	391	(224)			947
Income tax provision (benefit)	54	(2)	3	(e	)	55

Net income	$726	$393	$(227)			$892

Income per common share:
Basic	$3.14					$3.48

Diluted	$3.09					$3.43

Weighted average shares outstanding:
Basic	231		25			256

Diluted	235		25			260

Explanatory notes appear in Note 2 below.

WESTERN DIGITAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Nine Months Ended March 30, 2012

(in millions, except per share data)

	Nine Months Ended Mar. 30, 2012 Western Digital	Period from July 1, 2011 to Mar. 7, 2012 HGST	Pro Forma Adjustments			Pro Forma Combined
Revenue, net	$7,724	$4,437	$(70)	(f	)	$12,091
Cost of revenue	5,558	3,163	63	(g	)	8,784

Gross margin	2,166	1,274	(133)			3,307

Operating expenses:
Research and development	649	480	(1)	(h	)	1,128
Selling, general and administrative	340	189	(38)	(i	)	491
Other operating expense	—	177	(177)	(j	)	—
Restructuring	—	1	—			1
Charges related to flooding, net	214	—	—			214

Total operating expenses	1,203	847	(216)			1,834

Operating income	963	427	83			1,473
Other income (expense):
Interest income	9	—	—			9
Interest and other expense	(17)	14	(24)	(k	)	(27)

Total income and other expense, net	(8)	14	(24)			(18)

Income before income taxes	955	441	59			1,455
Income tax provision	88	27	56	(l	)	171

Net income	$867	$414	$3			$1,284

Income per common share:
Basic	$3.67					$4.92

Diluted	$3.61					$4.85

Weighted average shares outstanding:
Basic	236		25			261

Diluted	240		25			265

Explanatory notes appear in Note 2 below.

WESTERN DIGITAL CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

On March 8, 2012 (the “Closing Date”), the Company completed the acquisition of all the issued and outstanding paid-up share capital of HGST from Hitachi. The accompanying unaudited pro forma condensed combined financial statements are based on the historical financial statements of WDC and HGST after giving effect to the Acquisition using the acquisition method of accounting and the divestiture of certain assets to Toshiba by applying the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined statements of income for the fiscal year ended July 1, 2011 and for the nine months ended March 30, 2012 are presented as if the Acquisition and divestiture transaction had closed on July 3, 2010.

Regulatory Conditions

In connection with the regulatory approval process for the Acquisition, the Company announced on February 28, 2012 that it had reached an agreement with Toshiba to, subject to regulatory approval, divest certain assets related to the production of 3.5-inch hard drives to address the requirements of regulatory agencies that had conditionally approved the Acquisition. In addition, subject to completion of the divestiture transaction, the Company agreed to purchase Toshiba Storage Device (Thailand) Company Limited (“TSDT”). The net assets of TSDT consist primarily of real estate and receivables. The divestiture transaction and the acquisition of TSDT are not expected to have a material impact on the Company’s consolidated financial statements. This divestiture transaction has received all required regulatory approvals. The divestiture transaction is reflected in pro forma condensed combined financial information. The anticipated purchase of TSDT did not have an impact of the pro forma financial statements.

Preliminary Purchase Price Allocation

The preliminary aggregate purchase price of the Acquisition was approximately $4.7 billion, which was paid on the Closing Date and funded with $3.7 billion of existing cash and cash from new debt, as well as 25 million newly issued shares of the Company’s common stock with a fair value of $877 million. The fair value of the newly issued shares of the Company’s common stock was determined based on the closing market price of the Company’s shares of common stock on the date of Acquisition, less a 10% discount for lack of marketability as the shares issued are subject to a restriction that limits their trade or transfer for one year from the Closing Date.

The total preliminary purchase price for HGST was approximately $4.7 billion and was comprised of:

Mar. 8,
2012
(in millions)
Acquisition of all issued and outstanding paid-up share capital of HGST	$4,612
Preliminary fair value of stock options, restricted stock-based awards and stock-appreciation rights assumed (attributable to pre-combination employee service)	102

Total	$4,714

The preliminary fair values of stock options and stock appreciation rights (“SARs”) assumed were estimated using a binomial option-pricing model. See the “Stock-Based Compensation” section below in this Note 1 for a further discussion on stock awards assumed as a result of the Acquisition.

The Company identified and recorded the assets acquired and liabilities assumed at their estimated fair values at the Closing Date, and allocated the remaining value of approximately $1.7 billion to goodwill. The values assigned to certain acquired assets and liabilities are preliminary, are based on information available as of the date of these unaudited pro forma condensed combined financial statements, and may be adjusted as further information becomes available during the measurement period of up to 12 months from the date of the Acquisition. Additional information that may become available subsequently and may result in changes in the values allocated to various assets and liabilities, including, but is not limited to, unidentified claims from suppliers or other contingent obligations, the amounts required to settle them, the progress or outcomes of various litigation, pension plans and the income taxes. Any changes in the fair values of the assets acquired and liabilities assumed during the measurement period may result in material adjustments to goodwill. The preliminary purchase price allocation was as follows (in millions):

Mar. 8,
2012
Tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$194
Accounts receivable	1,293
Inventories	723
Other current assets	187
Property, plant and equipment	1,974
Other non-current assets	106
Accounts payable	(841)
Accrued liabilities	(585)
Debt assumed	(585)
Pension and other retirement benefit liabilities	(145)
Other liabilities	(100)
Intangible assets	793
Goodwill	1,700

Total	$4,714

Property, Plant and Equipment

The property, plant and equipment acquired as part of the Acquisition were valued using either the replacement cost or market value approach, as appropriate, as of the Closing Date. The following table summarizes the preliminary estimated fair value of the property, plant and equipment acquired from HGST and their estimated useful lives:

	Estimated Fair Value	Estimated Weighted-Average Useful Life
	(In millions)	(In years)
Land	$342	—
Buildings	239	30.0
Machinery and equipment	1,354	3.0
Furniture and fixtures	5	2.9
Leasehold improvements	34	4.8

Total property, plant and equipment	$1,974

Inventories

The Company acquired $723 million of inventories as a result of the Acquisition. Finished goods were valued at estimated selling prices less costs of disposal and a reasonable profit allowance for the selling effort. Work-in-process inventory was valued at estimated selling prices less costs to complete, costs of disposal and a reasonable profit allowance for the completion and selling effort, or at estimated replacement costs for certain components. Raw materials were valued at estimated replacement costs.

Warranty

The product warranty obligation assumed as a result of Acquisition was recognized at its estimated fair value of $139 million.

Stock-Based Compensation

In connection with the Acquisition, each outstanding HGST option, cash-settled SAR and restricted stock unit award (“RSU”) that was unvested as of the Closing Date was converted into equivalent options, SARs and RSUs, with respect to shares of the Company’s common stock, using an equity award exchange ratio in accordance with the SPA. All awards will be recognized by the Company over the remaining service periods. Future expense for the converted HGST unvested options, SARs and RSUs will be recognized over a weighted average service period of approximately 2.1 years.

Identifiable Intangible Assets Acquired

The following table summarizes the preliminary fair values and estimated useful lives of the intangibles acquired from HGST:

		Estimated
	Estimated Fair Value	Weighted-Average Useful Life
	(In millions)	(In years)
Existing technology	$431	3.7
Customer relationships	146	3.4
Joint development agreement	35	2.5
Trade names	26	3.0
Non-compete agreement	3	5.0
In-process research and development	140	—
Leasehold interests	12	5.0

Total acquired identifiable intangible assets	$793

The fair values of the identifiable intangible assets acquired from HGST were estimated using an income approach. The fair value of the intangible assets will be amortized to cost of revenue over their weighted average useful lives, with the exception of intangible assets related to customer relationships and acquired in-process research and development projects. Customer relationship intangible assets will be amortized to operating expense over their weighted average useful lives. HGST had in-process research and development projects associated with areal density improvements that had not yet reached technological feasibility as of the Closing Date. These projects are expected to incorporate significant changes in the magnetic structure of the media to achieve higher recording density for the Company. Accordingly, the Company recorded intangible assets of $140 million for the fair value of these projects, which will not initially be amortized. Instead, the projects will be tested on an annual basis or more frequently whenever events or changes in circumstances indicate that the projects may be impaired or may have reached technological feasibility. Once a project reaches technological feasibility, the Company will begin to amortize the intangible asset over its estimated useful life.

Adverse/Favorable Leasehold Interests

The Company analyzed the contractual facility leases assumed as part of the Acquisition to determine the fair value of the leasehold interests. An adverse leasehold position exists when the present value of the contractual rental obligation is greater than the present value of the market rental obligation, and conversely for a favorable leasehold interest. The Company recorded a net favorable leasehold interest of $12 million, which is classified within intangible assets in the preliminary purchase price allocation table above in this Note 1. The $12 million will be amortized to cost of revenue over the average lease term of five years.

Goodwill

The $1.7 billion of goodwill recognized is primarily attributable to the benefits, subject to compliance with applicable regulatory conditions imposed on the Acquisition, the Company expects to derive from a more efficient and innovative customer-focused storage company with significant operating scale, strong global talent and a broad product lineup backed by a rich technology portfolio. None of the goodwill is expected to be deductible for tax purposes.

The Company is currently assessing the number of reporting units under which goodwill will be allocated and tested for impairment.

Debt

On the Closing Date, the Company, in its capacity as the parent entity and guarantor, Western Digital Technologies, Inc. (“WDT”) and WDI, entered into a five-year credit agreement (“the Credit Facility”) that provides for $2.8 billion of unsecured loan facilities consisting of a $2.3 billion term loan facility and a $500 million revolving credit facility. The only borrower under the term loan facility is WDI and the revolving credit facility is available to both WDI and WDT (WDI and WDT are referred to as “the Borrowers”). The $2.3 billion term loan and $500 million available under the revolving credit facility were borrowed by WDI on the Closing Date and were used together with additional cash and 25 million newly issued shares of the Company’s common stock to fund the Acquisition, to repay the existing term loans of WDT, to repay the debt assumed with the Acquisition and to pay related fees, costs and expenses.

Borrowings under the Credit Facility bear interest at a rate equal to, at the option of the applicable Borrower, either (a) a LIBOR rate determined by the British Bankers Association LIBOR Rate for the interest period relevant to such borrowing, subject to certain exceptions (the “Eurodollar Rate”) or (b) a base rate determined by reference to the higher of (i) the federal funds rate plus 0.50%, (ii) the prime rate as announced by Bank of America, N.A. and (iii) the Eurodollar Rate plus 1.00% (the “Base Rate”), in each case plus an applicable margin. The applicable margin for borrowings under the Credit Facility ranges from 1.50% to 2.50% with respect to borrowings at the Eurodollar Rate and 0.50% to 1.50% with respect to borrowings at the Base Rate. The applicable margins for borrowings under the Credit Facility are determined based upon a leverage ratio of the Company and its subsidiaries calculated on a consolidated basis. The interest rate at March 30, 2012 was 2.24%. A one-eighth percentage point change in the interest rate would result in an adjustment to pre-tax income of $4 million annually.

The Company was required to pay a commitment fee at the rate of 0.35%, per annum, of the aggregate unfunded amount committed to be borrowed under the Credit Facility from the date of commitment on March 7, 2011 through the Closing Date.

2. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of income:

(a)	Adjustments to cost of revenue (in millions):

Year
Ended
Jul. 1,
2011
To record the amortization of intangibles associated with the Acquisition	$153
To record increased depreciation expense resulting from fair value adjustments to acquired property, plant and equipment	60
To eliminate depreciation and amortization expense on assets expected to be sold to Toshiba	(20)
To reflect reversal of the fair value adjustment to the accrued warranty obligation	(7)
To eliminate expense on pension plans not assumed by the Company in the Acquisition	(9)

$177

(b)	To eliminate expense on pension plans not assumed by the Company in the Acquisition

(c)	Adjustments to sales, general and administrative (in millions):

Year
Ended
Jul. 1,
2011
To record the amortization of intangibles associated with the Acquisition	$37
To eliminate non-recurring acquisition-related expenses	(17)
To eliminate amortization expense on assets expected to be sold to Toshiba	(5)
To eliminate expense on pension plans not assumed by the Company in the Acquisition	(3)

$12

(d)	Adjustments to interest and other expense (in millions):

Year
Ended
Jul. 1,
2011
To eliminate commitment fees related to the new debt related to the Acquisition	$2
To eliminate interest expense on debt repaid as a result of the Acquisition	21
To record interest expense associated with the new debt related to the Acquisition	(67)

$(44)

(e)	To record the income tax impact of the pro forma adjustments

(f)	To eliminate the revenue associated with assets expected to be sold to Toshiba

(g)	Adjustments to cost of revenue (in millions):

Nine Months
Ended
Mar. 30,
2012
To record the amortization of intangibles associated with the Acquisition	$87
To record increased depreciation expense resulting from fair value adjustments to acquired property, plant and equipment	34
To eliminate depreciation and amortization expense on assets expected to be sold to Toshiba	(12)
To reflect reversal of the fair value adjustment to the accrued warranty obligation	(2)
To eliminate the cost of revenue associated with assets expected to be sold to Toshiba	(43)
To eliminate expense on pension plans not assumed by the Company in the Acquisition	(1)

$63

(h)	To eliminate expense on pension plans not assumed by the Company in the Acquisition

(i)	Adjustments to sales, general and administrative (in millions):

Nine Months
Ended
Mar. 30,
2012
To record the amortization of intangibles associated with the Acquisition	$24
To eliminate non-recurring acquisition-related expenses	(58)
To eliminate amortization expense on assets expected to be sold to Toshiba	(4)

$(38)

(j)	To eliminate expense associated with vested stock-based compensation awards for HGST employees modified as a result of the Acquisition

(k)	Adjustments to interest and other expense (in millions):

Nine Months
Ended
Mar. 30,
2012
To eliminate commitment fees related to the new debt related to the Acquisition	$7
To eliminate interest expense on debt repaid as a result of the Acquisition	16
To record interest expense associated with the new debt related to the Acquisition	(47)

$(24)

(l)	To record the income tax impact of the pro forma adjustments